Exhibit 10.26

                        PART-TIME EMPLOYMENT, RETIREMENT
                             AND CONSULTING SERVICES
                                    AGREEMENT



         This Part-Time Employment, Retirement and Consulting Services Agreement ("Agreement") between Duane E. Emerson ("Emerson"), on the one hand, and Ball Corporation ("Ball"), on the other hand, is made with respect to the following facts.


         A. Emerson is employed by Ball as Senior Vice President and Chief Administrative Officer, and has provided written notification to Ball of his intent to be employed on a part-time basis beginning February 1, 1997, and ending July 31, 1997, and to retire effective at the close of business on July 31, 1997.

         B.   Emerson and Ball have agreed to enter into this Agreement for  the
              purpose  of  facilitating   Emerson's   part-time  employment  and
              subsequent retirement.

         Based on the foregoing facts, and in exchange for the covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged by Emerson, the parties hereto agree as follows:

1. Effective February 1, 1997, Emerson shall be employed on a part-time basis, approximately eighty (80) hours per month, as Consultant to the Chairman, President and Chief Executive Officer, and not as a corporate officer.

2. During the period February 1, 1997, and ending July 31, 1997 ("Part-Time Period"), Emerson will be employed to provide services in the area of executive compensation and to advise Ball management in areas related to his prior responsibilities as Senior Vice President and Chief Administrative Officer. During the Part-Time Period, Emerson's services will be provided on a schedule and in locations to be mutually agreed between Emerson and George A. Sissel, Chairman, President and Chief Executive Officer. Emerson's compensation for the Part-Time Period shall be Fourteen Thousand Three Hundred and Forty Dollars ($14,340.00) per month, to be paid on a biweekly basis. Emerson will not participate in Ball's EVA IC Plan on or after the commencement of the Part-Time Period.

3. During the Part-Time Period, Emerson will be an employee but not a corporate officer of Ball. However, Emerson will be considered to have retired as a corporate officer for all intents and purposes effective at the close of business on July 31, 1997, as outlined in the following.

4. Until December 31, 1997, Emerson shall be provided an appropriate office in Ball's headquarters building in Muncie, Indiana, and shall be entitled to such garage parking and automobile maintenance services as are provided to corporate officers. Emerson will also continue to have the use of the personal computer he is presently using as well as the facsimile machine in his home until December 31, 1997.

5. Effective at the close of business on July 31, 1997, Emerson's employment shall terminate and he shall retire from employment with Ball.

6. During the period beginning August 1, 1997, and ending December 31, 1997 ("Consulting Period"), Emerson will provide consulting services to Ball, its subsidiaries and joint venture companies. During the Consulting Period, Emerson agrees to provide as an independent contractor and not as an employee of Ball, consulting services not to exceed eighty (80) hours per month. Emerson's consulting services will be provided upon reasonable notice provided by George A. Sissel, Chairman, President and Chief Executive Officer. Emerson will be paid Fourteen Thousand Three Hundred and Forty Dollars ($14,340.00) per month during this period beginning August 1, 1997, and on the first day of each month thereafter until the last payment is made on December 1, 1997.

       Upon approval by George A. Sissel or his designee, Ball will pay or reimburse Emerson for his reasonable out-of-pocket expenses such as meals, lodging or transportation, incurred in the performance of his services. Emerson must obtain the written approval of George A. Sissel or his designee before incurring such expenses. Single items of expense (such as airline tickets, hotel bills and restaurant expenses) of $25 or more, including taxi fares, must be supported by appropriate receipts. Ball may withhold reimbursement for any expenses not supported in accordance with the requirements of this paragraph.

7. Ball further agrees that Emerson and his eligible dependents will continue to be covered, as if he were continuing as a regular full-time employee, under Ball's active Medical and Dental Plan for Salaried Employees for the period January 1, 1997 through July 31, 1997, after which time Emerson and his eligible dependents will be eligible for Ball's Retiree Medical Program or COBRA coverage, as elected by Emerson or his eligible dependents. If either Ball's Retiree Medical Program or COBRA is elected, such coverage shall be provided to Emerson without premium contribution from August 1, 1997 through December 31, 1997. Thereafter, Emerson shall make required contributions to continue coverage.

8. Emerson shall continue to be covered under Ball's Long Term Disability plans (including the Supplemental LTD Plan) during the Part-Time Period and any benefits payable will be based on the compensation in effect on January 1, 1997.

9. Ball also agrees that Emerson will continue to be covered under Ball's Directors and Officers insurance coverage through December 31, 1997, as if he were continuing as an officer of Ball for that period.

10. Change in Control and Severance Benefit Agreements entered into on January 24, 1996, and on May 1, 1996, respectively, will remain in effect during the Part-Time Period, it being understood that the agreed reduction in compensation resulting from the part-time employment shall not constitute Constructive Termination under these agreements; provided, however, any benefits under such agreements shall be calculated based on compensation and benefits in effect as of January 1, 1997.

11. As of the execution date of this Agreement, Emerson acknowledges that he has no claim or cause of action arising out of or in connection with Emerson's employment with or retirement from Ball, including, but not limited to, actions under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Executive Order 11246, the Civil Rights Act of 1991, the Americans with Disabilities Act, or any other federal, state or local statute or regulation regarding employment or termination of employment or other such common law right.

12. During the Consulting Period, Emerson shall not, directly or indirectly, offer, sell, advise, or provide any consulting services to any person or entity which Ball deems to be its competitor in plastic container, metal food or beverage containers, or beverage technology or equipment in any market in which Ball, its subsidiaries or joint venture companies compete. Emerson shall not, directly or indirectly, as an employee of a competitor or otherwise, compete with Ball, its subsidiaries or joint venture companies, in the manufacture, sale or development of plastic containers, metal food or beverage containers or compete with Ball, its subsidiaries and joint venture companies, in the manufacture, sale or development of plastic, metal food or beverage container technology or equipment during the Consulting Period. Emerson agrees that Ball shall have no obligation to make payments for consulting services if Emerson competes against Ball, its subsidiaries or joint venture companies, or assumes employment with a competitor during the Consulting Period.

13. Emerson agrees that unless he first secures Ball's written consent, he will keep confidential and will not divulge, communicate, disclose, copy, destroy or use at any time, any secret or confidential information or technology (including matters of a technical nature, such as know-how, formulae, secret processes or machines, inventions, discoveries, improvements, secret data, and research projects, and matters of a business nature, such as information processing systems input, output, instructions and object or source codes, information about costs, profits, markets, sales, lists of customers, and any other information of a similar nature to the extent not available to the public) of Ball or third parties to whom Ball has obligations of confidence of which he became informed during, or as a result of, his employment with Ball; and Emerson further agrees to abide by the terms of Ball's Employee Proprietary Agreement executed by him on November 8, 1996.

14. Emerson's rights to vested retirement benefits under the applicable Ball Corporation Pension Plan for Salaried Employees and the Ball Corporation Salary Conversion and Employee Stock Ownership Plan shall not be altered by this Agreement. Emerson's right to receive payment for earned, unused vacation, less legally required withholdings, shall not be altered by this Agreement. Further, the Agreement shall not alter Emerson's rights to benefits and entitlements under applicable Stock Option, Restricted Stock, Long Term Cash Incentive, Executive Retirement Benefit Protection Program, Split Dollar Life Insurance, Deferred Compensation, Ayco Financial Counseling or similar plans in which he is now a participant.

15. Emerson acknowledges Ball has no obligation to hire, rehire, or reinstate him, and agrees to not seek employment with Ball at any time hereafter.

16. Emerson agrees not to disclose the details of this Agreement, including the nature or the amount of the benefit that he has received to any person other than his lawyer, accountant, income tax preparer, or immediate family member, whether directly or indirectly. To the extent that Emerson must disclose any information about the Agreement to any of the above-named persons, he agrees that he will instruct that person or those persons to keep this information confidential.

17. Emerson represents that he has not filed any lawsuits, claims, or charges, or complaints against Ball with any local, state, or federal agency or court.

18. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Ball, or its agents or employees, of any fact, liability, error, violation, or omission.

19. This Agreement shall be binding upon and shall be for the benefit of Ball and Emerson, as well as their respective heirs, personal representatives, successors, and assigns.

20. This Agreement shall be construed in accordance with the laws of the State of Indiana.

21. The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provision.

22. Emerson acknowledges that Ball is hereby advising him in writing to consult with an attorney prior to signing this Agreement. He understands that he has the right to consult with local, state and federal equal employment opportunity agencies, such as the Equal Employment Opportunity Commission, regarding this Agreement prior to signing it. Ball has provided him with at least 21 days to consider signing this Agreement. He understands that he may revoke this Agreement within seven days after the date that he signs the Agreement by notifying Ball, David A. Westerlund, 345 South High Street, Muncie, Indiana 47305-2326, in writing of his intent to revoke. He understands that the Agreement is not effective or enforceable until the seven-day revocation period has expired.



                                              BALL CORPORATION

         /s/Duane E. Emerson                By:   /s/George A. Sissel
         -------------------------------          ------------------------------
         Duane E. Emerson                         George A. Sissel
                                                  Chairman, President and
                                                  Chief Executive Officer

         Dated:  January 14, 1997            Dated:  January 14, 1997
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